Exhibit 99.1
Daktronics, Inc. Announces 2026 Fiscal First Quarter Results

Operating Profit of $23 million

Operating Margin of 10.6%

Orders +35% YoY

Operating Cash Flow of $26 million, +34% YoY; Ending Cash Balance of $137 million

Business and Digital Transformation on Track; Reiterating Three Year Forward Objectives of 7-10% Sales Growth, 10-12% operating margin, 17-20% ROIC

BROOKINGS, S.D., September 10, 2025 – Daktronics, Inc. (NASDAQ-DAKT) (the “Company”, “Daktronics”, “we”, or “us”), a recognized industry leader in the design and manufacturing of best-in-class dynamic video communication displays and control systems for customers worldwide, today reported results for its fiscal 2026 first quarter which ended August 2, 2025.

Fiscal 2026 is a 53-week year and fiscal 2025 was a 52-week year; therefore, the three months ended August 2, 2025 contains operating results for 14 weeks while the three months ended July 27, 2024 contained operating results for 13 weeks.

Fiscal Q1 2026 financial highlights include:
•Net income for the quarter of $16.5 million, compared to net loss of $4.9 million for the first quarter of fiscal 2025
•Operating income increased to $23.3 million, compared to $22.7 million for the first quarter of fiscal 2025
•Sales of $219.0 million, reflecting the third consecutive quarter of sequential revenue growth
•Gross profit as a percentage of net sales rose to 29.7%, reflecting efficiencies in manufacturing capacity, value-based pricing, and higher-margin product mix
•Cash flows from operations rose to $26.1 million for the fiscal first quarter, up from $19.5 million for the first quarter of fiscal 2025
•Orders for product and service rose to $238.5 million(1) for the quarter, up 35.4% from the first quarter of fiscal 2025, and the third highest quarterly orders in the Company’s history
•Product backlog increased to $360.3 million(1) as of August 2, 2025, up from $267.2 million for the first quarter of fiscal 2025 and up from $341.6 million at the beginning of the quarter

Brad Wiemann, Daktronicsʹ Interim President and Chief Executive Officer, commented, “Fiscal 2026 is off to a great start, with robust order growth, profit expansion and progress along our transformation roadmap driving tangible results. Our teams delivered sequential top-line growth of 26.9 percent, with Q1 net sales down slightly against a strong year-ago comparison. We captured continued momentum in demand, particularly in Live Events where we won three major league stadium projects, a record quarter for orders in High School Park and Recreation, and continued order growth in International, for a total order growth across all business units of 35.4 percent since the first quarter of fiscal 2025. We also drove higher profitability through the initiatives we launched in fiscal 2025, including value-based pricing and better alignment between revenue and manufacturing capacity, while adapting to an uncertain and changing tariff environment.
(1) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.

This expanded profitability and our strategic working capital management generated $26.1 million in operating cash flow, up 34.0 percent from the first quarter last year, $10.7 million of which we used to repurchase shares. We introduced new product enhancements for our indoor and outdoor Fascia Ribbon Displays, as well as new indoor Narrow Pixel Pitch display offerings for International Markets. We also launched our Service software system, a milestone that enhances customer experience and operational agility.”

Outlook
Daktronics continues to execute its business and digital transformation to drive profitable growth and reduce costs. This includes implementing a tiered product strategy and enhancing key areas such as sales, fulfillment and support capabilities, corporate and performance management, and data and artificial intelligence tools.

Daktronics remains agile and ready to implement measures to mitigate future tariff impacts, including protections built into contracts and keeping the Company’s supply chain for components flexible. The Company maintains a global manufacturing footprint that affords flexibility and increasingly diversified international growth opportunities. The Company continues to focus on proactively managing the business to generate profitable growth over the long term.

Mr. Wiemann added, “We enter the second quarter with robust backlog, strong customer demand, and improved efficiency. We are continuing to execute our three-year transformation plan with momentum and a clear path forward, all designed to enhance customer experience and drive long-term profitability. The Company will maintain its differential leadership in innovation by continuing to focus on high return product development initiatives. We remain focused on delivering sustained value to our customers and shareholders.”

First Quarter Results
Net income for the first quarter of fiscal 2026 was $16.5 million, compared to a net loss of $4.9 million for the first quarter of fiscal 2025, which included the non-operating non-cash debt fair value adjustment of $21.6 million.

Orders for the first quarter of fiscal 2026 increased by 35.4 percent from the first quarter of fiscal 2025. Order volume for the quarter increased primarily due to order growth in the Live Events, High School Park and Recreation, and International business units. Live Events had large order bookings in the quarter related to three major league sports stadiums, along with multiple college and university projects. High School Park and Recreation had a record quarter for orders primarily as a result of the continued adoption of video in schools. International continued to grow primarily due to orders in the Middle East and Australia. Order bookings in the Commercial and Transportation business units remained relatively flat.

Net sales for the first quarter of fiscal 2026 decreased by 3.1 percent as compared to the first quarter of fiscal 2025. Revenue from the first quarter of fiscal 2025 reflected the tail-end of the sizable order growth from a record year. On a sequential basis, net sales increased 26.9 percent from the fourth quarter of fiscal 2025, driven by the Live Events, High School Park and Recreation, Commercial, and International business units.

Gross profit as a percentage of net sales increased to 29.7 percent for the first quarter of fiscal 2026 as compared to 26.4 percent a year earlier. The increase is driven by a combination of efficiencies in manufacturing, value-based pricing, and higher-margin project mix across business units. Warranty as a percent of sales improved to 1.2 percent as compared to 2.1 percent last year.

Operating expenses increased to $41.8 million in the first quarter of fiscal 2026 as compared to $37.0 million for the first quarter of fiscal 2025. Operating expenses primarily increased due to investments to support information technology, product efficiency, and revenue growth initiatives.

Operating margin for the first quarter of fiscal 2026 of 10.6 percent as compared to an operating margin of 10.0 percent for the first quarter of fiscal 2025.

The increase in interest income (expense), net for the first quarter of fiscal 2026 compared to the same period one year ago, is primarily due to higher cash levels invested in interest-bearing accounts. During the first quarter of fiscal 2025, the interest expense included interest on the convertible note, which was settled during fiscal 2025.
For the three months ended August 2, 2025, the effective tax rate was 25.9 percent compared to an effective tax rate that was skewed for the three months ended July 27, 2024, by the impact of the fair value adjustment to the convertible note in
(1) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.

proportion to the period's small pre-tax income. The lower tax rate is due to having no further impacts of fair value adjustments on convertible notes for the three months ended August 2, 2025.
For the three months ended August 2, 2025, earnings per diluted share was $0.33 compared to a loss per diluted share of $0.11 in the same period last year. The net loss in the three months ended July 27, 2024, included a $21.6 million change in the valuation of the convertible note.

Balance Sheet and Cash Flow
Cash, restricted cash and marketable securities totaled $136.9 million at August 2, 2025, and $11.6 million of total current and long-term debt was outstanding as of that date, which included $11.9 million of face value and is net of $0.3 million of debt issuance costs. There were no draw-downs on the asset-based revolving credit facility during the first three months of fiscal 2026, and $41.5 million was available to draw on August 2, 2025.

In the first three months of fiscal 2026, Daktronics generated $26.1 million of cash from operations and used $4.3 million for purchases of property and equipment. We repurchased 0.6 million shares of common stock in the quarter at the volume-weighted average price of $16.43, equaling $10.7 million of share repurchases.

At the end of the fiscal 2026 first quarter, we had a strong balance sheet and a working capital ratio of 2.1 to 1. This ratio is primarily impacted by changes in inventory, accounts payable, accounts receivable, and contract assets and liabilities, which are impacted by the sports market and construction seasonality. Management’s focus remains on managing working capital through expected growth of the company and through the dynamic business cycles.

Webcast Information
The Company will host a conference call and webcast to discuss its financial results today at 10:00 a.m. (Central Time). This call will be broadcast live at http://investor.daktronics.com where related presentation materials will also be posted prior to the conference call. A webcast will be available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world’s largest supplier of, large-screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The Company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units: Live Events, Commercial, High School Park and Recreation, and Transportation, and one International business unit. For more information, visit the Company's website at: www.daktronics.com.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the federal securities laws and is intended to receive the protections of such laws.

All statements, other than historical facts, included or incorporated in this release could be deemed forward-looking statements, particularly statements that reflect the expectations or beliefs of Daktronics, Inc. (the “Company,” “Daktronics,” “we,” or “us”) concerning future events or our future financial performance. You are cautioned not to place undue reliance on forward-looking statements, which are often characterized by discussions of strategy, plans, or intentions or by the use of words such as "may," "would," "could," "should," "will," "expect," "estimate," "anticipate," "believe," "intend," "plan," "forecast," "project," “predict,” “potential,” “continue,” or “intend,” the negative or other variants of such terms, or other comparable terminology. The Company cautions that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations as a result of various factors, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation, the imposition of tariffs, trade wars, the availability and costs of raw materials, components, and shipping services, geopolitical and governmental actions, and other risks described in the Company’s Annual Report on Form 10-K for its 2025 fiscal year (the “Form 10-K”) and in other reports filed with or furnished to the U.S. Securities and Exchange Commission (the "SEC") by the Company. You should carefully consider the trends, risks, and uncertainties described in this presentation, the Form 10-K, and other reports filed with or furnished to the SEC by the Company before making any investment decision with respect to our securities. If any of these trends, risks, or uncertainties continues or occurs, our business, financial condition, or operating results could be materially and adversely affected, the trading prices of our securities could decline, and you could lose part or all of your investment.
(1) Orders and backlog metrics are not measures defined by GAAP, and our methodology for determining orders and backlog may vary from the methodology used by other companies in determining their orders and backlog amounts. For more information related to backlog, see Part I, Item 1. Business of our Annual Report on Form 10-K for the fiscal year ended April 26, 2025.

Forward-looking statements are made in the context of information available as of the date of this news release and are based on our current expectations, forecasts, estimates, and assumptions. The Company undertakes no obligation to update or revise such statements to reflect circumstances or events occurring after this presentation except as may be required by applicable law. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

-- END --
For more information contact:
INVESTOR RELATIONS:
Howard I. Atkins, Acting Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

Alliance Advisors IR
Carolyn Capaccio / Jody Burfening
DAKTIRTeam@allianceadvisors.com

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended
	August 2, 2025	July 27, 2024
Net sales	$218,972	$226,088
Cost of sales	153,900	166,390
Gross profit	65,072	59,698

Operating expenses:
Selling	16,834	15,636
General and administrative	14,295	11,723
Product design and development	10,671	9,623
	41,800	36,982
Operating income	23,272	22,716

Nonoperating income (expense):
Interest income (expense), net	893	(71)
Change in fair value of convertible note	—	(21,590)
Other expense, net	(1,942)	(835)

Income before income taxes	22,223	220
Income tax expense	5,753	5,166
Net income (loss)	$16,470	$(4,946)

Weighted average shares outstanding:
Basic	48,902	46,311
Diluted	49,736	46,311

Earnings (loss) per share:
Basic	$0.34	$(0.11)
Diluted	$0.33	$(0.11)

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 2, 2025	April 26, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$136,856	$127,507
Accounts receivable, net	124,254	92,762
Inventories	109,455	105,839
Contract assets	41,879	41,169
Current maturities of long-term receivables	2,988	2,437
Prepaid expenses and other current assets	13,500	8,520
Income tax receivables	452	3,217
Total current assets	429,384	381,451

Property and equipment, net	66,080	73,884
Long-term receivables, less current maturities	278	1,030
Goodwill	3,193	3,188
Intangibles, net	499	568
Debt issuance costs, net	979	1,289
Right of use, investment in affiliates, and other assets	13,101	9,378
Deferred income taxes	32,077	32,104
TOTAL ASSETS	$545,591	$502,892

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)
(unaudited)

	August 2, 2025	April 26, 2025
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,500	$1,500
Accounts payable	64,950	46,669
Contract liabilities	83,408	69,050
Accrued expenses	44,755	41,705
Warranty obligations	12,449	12,706
Income taxes payable	489	375
Total current liabilities	207,551	172,005

Long-term warranty obligations	23,814	23,124
Long-term contract liabilities	18,497	18,421
Other long-term obligations	5,812	6,839
Long-term debt, net	10,081	10,487
Deferred income taxes	85	85
Total long-term liabilities	58,289	58,956

STOCKHOLDERS' EQUITY:
Preferred Shares, $0.00001 par value, authorized 5,000 shares; no shares issued and outstanding	—	—
Common stock, $0.00001 par value, authorized 115,000 shares; 53,108 and 53,030 shares issued as of August 2, 2025 and April 26, 2025, respectively	—	—
Additional paid-in capital	191,663	189,940
Retained earnings	144,380	127,910
Treasury stock, at cost, 4,627 and 3,979 shares as of August 2, 2025 and April 26, 2025, respectively	(50,411)	(39,759)
Accumulated other comprehensive loss	(5,881)	(6,160)
TOTAL STOCKHOLDERS' EQUITY	279,751	271,931
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$545,591	$502,892

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three Months Ended
	August 2, 2025	July 27, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$16,470	$(4,946)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	4,804	4,893
Gain on sale of property, equipment and other assets	(38)	(20)
Share-based compensation	947	520
Equity in loss of affiliates	805	931
Allowance for credit losses on affiliate loan	795	—
Provision for doubtful accounts, net	594	265
Deferred income taxes, net	32	13
Change in fair value of convertible note	—	21,590
Change in operating assets and liabilities	1,688	(3,765)
Net cash provided by operating activities	26,097	19,481

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,291)	(5,081)
Proceeds from sales of property, equipment and other assets	218	45
Loans to equity investees	(1,547)	(933)
Net cash used in investing activities	(5,620)	(5,969)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes payable	(500)	(983)
Principal payments on long-term obligations	(104)	(103)
Payments for common shares repurchased	(10,652)	—
Proceeds from exercise of stock options	128	3,148
Net cash (used in) provided by financing activities	(11,128)	2,062

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	(64)
NET INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	9,349	15,510

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Beginning of period	127,507	81,678
End of period	$136,856	$97,188

Daktronics, Inc. and Subsidiaries
Net Sales and Orders by Business Unit
(in thousands)
(unaudited)

	Three Months Ended
(in thousands)	August 2, 2025	July 27, 2024	Dollar Change	Percent Change
Net Sales:
Commercial	$46,167	$34,199	$11,968	35.0%
Live Events	79,800	108,608	(28,808)	(26.5)
High School Park and Recreation	59,347	48,006	11,341	23.6
Transportation	16,575	22,490	(5,915)	(26.3)
International	17,083	12,785	4,298	33.6
	$218,972	$226,088	$(7,116)	(3.1)%
Orders:
Commercial	$44,223	$42,122	$2,101	5.0%
Live Events	92,219	50,899	41,320	81.2
High School Park and Recreation	63,254	46,447	16,807	36.2
Transportation	21,909	22,759	(850)	(3.7)
International	16,938	13,943	2,995	21.5
	$238,543	$176,170	$62,373	35.4%

Reconciliation of Free Cash Flow*
(in thousands)
(unaudited)

	Three Months Ended
	August 2, 2025	July 27, 2024
Net cash provided by operating activities	$26,097	$19,481
Purchases of property and equipment	(4,291)	(5,081)
Proceeds from sales of property and equipment	218	45
Free cash flow	$22,024	$14,445
*In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under accounting principles generally accepted in the United States of America ("GAAP") and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

Reconciliation of Adjusted Net Income*
(in thousands)
(unaudited)

	Three Months Ended
	August 2, 2025	July 27, 2024
Net income (loss)	$16,470	$(4,946)
Change in fair value of convertible note	—	21,590
Adjusted net income	$16,470	$16,644

*Adjusted net income. We disclose adjusted net income as a non-GAAP financial measurement in order to report our results exclusive of items that are non-recurring, unique, or not core to our operating business. We believe presenting this non-GAAP financial measurement provides investors with a consistent way to analyze our performance.

Reconciliation of Long-term Debt
(in thousands)
(unaudited)
Long-term debt consists of the following:

	August 2, 2025	April 26, 2025
Mortgage	$11,875	$12,375
Long-term debt, gross	11,875	12,375
Debt issuance costs, net	(294)	(388)
Current portion	(1,500)	(1,500)
Long-term debt, net	$10,081	$10,487